Exhibit 3.24

AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

OF

CLEARWATER PAPER – WIGGINS, LLC

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this Article 1.

“Act” means Title 6 Chapter 18 of the Delaware Code (the Delaware Limited Liability Company Act), as from time to time in effect in the State of Delaware, or any corresponding provision or provisions of any succeeding or successor law of such State. The term “Act” shall refer to the Act as so amended or to such succeeding or successor law only after the appropriate election by the Company, if made, has become effective.

“Agreement” means this Limited Liability Company Agreement, as originally executed and as amended, modified or supplemented from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Board of Directors” has the meaning provided for in Section 4.1 hereof.

“Capital Contributions” means the contribution made by the Member to the Company pursuant to Section 3.1 hereof.

“Certificate” has the meaning provided for in the first recital to this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision or provisions of any succeeding law.

“Company” has the meaning provided for in the first recital to this Agreement.

“Directors” has the meaning provided for in Section 4.2(a).

“Distribution Date” has the meaning specified in Section 9.4.

“Member” has the meaning provided for in Section 3.1 hereof.

“Percentage Interest” means the ownership interest of the Member in the Company, which shall be considered to have a Percentage Interest of 100%.

“Person” means any general partnership, limited partnership, joint venture, association,

corporation, limited liability company, trust or other entity and, where the contexts so permits or requires, a natural person.

ARTICLE 2

OFFICES AND STATUTORY AGENT

2.1 Registered Office and Statutory Agent. The registered office and statutory agent in Delaware required by the Act shall be as set forth in the Certificate until such time as the registered office or statutory agent is changed in accordance with the Act.

2.2 Principal Executive Office. The principal executive office for the transaction of the business of the Company shall be at such place, within or without the United States of America, as the Board of Directors shall from time to time determine. The Company may have such other offices, wherever located, as the Board of Directors may from time to time determine.

2.3 Business. The Company may carry on any lawful business, purpose or activity which is permitted to be carried on by a limited liability company under the Act.

ARTICLE 3

MEMBER; MEETINGS

3.1 Member. The name, address and Capital Contribution of the member (the “Member”) is set forth on Schedule 1 hereto.

3.2 Voting Rights.

(a) The affirmative vote of the sole Member shall be required to:

(i)	approve a voluntary dissolution of the Company pursuant to Section 9.2;

(ii)	approve a merger or consolidation of the Company;

(iii)	approve a sale of all or substantially all of the assets of the Company;

(iv)	remove or appoint a Director or any replacement Director;

(v)	change the authorized number of Directors;

(vi)	approve any contract or other transaction with a Director or officer, including compensation of Directors and officers;

(vii)	approve indemnification of any Director, the Member or officer of the Company as authorized by Article 10 of this Agreement;

(viii)	admit any additional Members to the Company.

(b) The Member shall have the sole right to elect Directors in accordance with Sections 4.3 and 4.4 of this Agreement.

3.3 Place of Meetings. All meetings pursuant to this Article 3 shall be held at any place within or without the State of Delaware as may be designated by the Board of Directors or the Member in the written notice provided for pursuant to Section 3.4 hereof.

3.4 Meetings. Meetings of the Member for the purpose of taking any action permitted to be taken by the Member may be called by any Director or by the Member. The actions of any meeting of the Member, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if the Member be present either in person or by proxy.

3.5 Action Without a Meeting. Any action which, under any provision of the Act or the Certificate or this Agreement, may be taken at a meeting of the Member, may be taken without a meeting, and without notice, if a consent in writing, setting forth the action so taken, is signed by the Member.

ARTICLE 4

MANAGEMENT

4.1 Board of Directors. Subject to the provisions of the Act and any limitations in the Certificate and this Agreement as to action required to be authorized or approved by the Member, the business and affairs of the Company shall be managed and all its powers shall be exercised by the Member, who has in turn delegated its authority to manage the business and affairs of the Company and to exercise all of the Company’s powers to the Board of Directors of the Company (the “Board of Directors”). Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Board of Directors shall have the following powers:

(a) To conduct, manage and control the business and affairs of the Company and to make such rules and regulations therefor not inconsistent with law or with the Certificate or with this Agreement, as the Board of Directors shall deem to be in the best interests of the Company;

(b) To appoint and remove at pleasure the officers, agents and employees of the Company, prescribe their duties and fix their compensation;

(c) To borrow money and incur indebtedness for the purposes of the Company and to cause to be executed and delivered therefor, in the Company’s name, promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, hypothecations or other evidences of debt and securities therefor;

(d) To designate an executive and/or other committees, each consisting of two or more Directors, to serve at the pleasure of the Board of Directors, and to prescribe the manner in which proceedings of such committees shall be conducted; and

(e) To acquire real and personal property, arrange financing, enter into contracts and complete all other arrangements needed to effectuate the business of the Company.

4.2 Number and Qualifications of Directors.

(a) The number of members of the Board of Directors (“Directors”) which shall constitute the Board of Directors shall be not less than two nor more than 10. The number of directors may be varied from time to time by the affirmative vote of the Member.

(b) A Director must be a natural person who is at least 18 years of age.

4.3 Election and Removal of Directors. The Member shall elect and appoint all the Directors and any Director may be removed, with or without cause or prior notice, by the Member.

4.4 Vacancies; Resignations.

(a) A vacancy shall be deemed to exist in case of the death, resignation or removal, declaration of bankruptcy under the laws of any jurisdiction, mental incompetence adjudged by a court of competent jurisdiction in any state or country (including any territory, dependency or possession of the United States of America), or conviction by any court in any state or country (including any territory, dependency or possession of the United States of America) of any felony, or if the authorized number of Directors be increased.

(b) Any Director may resign at any time by giving notice to the Member stating the effective date of such resignation.

(c) In the case of any vacancy or resignation, the replacement or successor Director shall be appointed solely by the Member.

4.5 Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, such Chairman shall, when present, preside at all meetings of the members and the Board of Directors. The Chairman shall perform such duties and possess such powers as are customarily vested in the office of the Chairman of the Board or as may be vested in the Chairman by the Board of Directors.

4.6 Directors. The names and addresses of the Directors, to hold office from and after the date of this Agreement until their removal pursuant to this Agreement or until their respective successors are elected and qualified pursuant to this Agreement, are as set forth in Schedule 2.

4.7 Compensation of Directors. Directors of the Company shall be entitled to such compensation as shall be approved by the Member.

ARTICLE 5

MEETINGS OF BOARD OF DIRECTORS

5.1 Place of Meetings. Meetings of the Board of Directors shall be held at any place within or without the State of Delaware that has been designated from time to time by the Board of Directors. In the absence of such designation, meetings of the Board of Directors shall be held at the principal executive office of the Company, except as provided in Section 5.2.

5.2 Meetings of Directors. Meetings of the Board of Directors for any purpose or purposes may be called at any time by any Director. Notice of the time and place of meetings shall be delivered personally or by telephone to each Director, or sent by first-class mail or by telex, telegram or facsimile transmission, charges prepaid, addressed to him at his address as it appears upon the records of the Company or, if it is not so shown on the records and is not readily ascertainable, at the place at which the meetings of the Board of Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least four days prior to the time of the holding of the meeting. In case such notice is telegraphed or sent by telex or facsimile transmission, it shall be delivered to a common carrier for transmission to the Director or actually transmitted by the person giving the notice by electronic means to the Director at least 48 hours prior to the time of the holding of the meeting. In case such notice is delivered personally or by telephone as above provided, it shall be so delivered at least 24 hours prior to the time of the holding of the meeting. Any notice given personally or by telephone may be communicated to either the Director or to a person at the office of the Director whom the person giving the notice has reason to believe will promptly communicate it to the Director. Such deposit in the mail, delivery to a common carrier, transmission by electronic means or delivery, personally or by telephone, as above provided, shall be due, legal and personal notice to such Directors. The notice need not specify the purpose of the meeting.

5.3 Quorum; Alternates; Participation in Meetings By Conference Telephone Permitted; Vote Required for Action.

(a) Except as hereinafter provided, presence of a majority of the number of Directors then in office constitutes a quorum for the transaction of business at a meeting of the Board of Directors. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place (other than adjournments until the time fixed for the next regular meeting of the Board of Directors, as to which no notice is required) shall be given prior to the time of the adjourned meeting to the Directors who were not present at the time of the adjournment.

(b) Each Director may, by written notice given to the Chairman or to the remaining Directors, and with the prior written consent of the Chairman or of a majority of the remaining Directors, appoint an alternate to attend and vote at meetings, or at any particular meeting, if the Director is unable to attend. The presence of an alternate at any meeting shall be deemed to be presence of the Director at such meeting for all purposes, and the vote of such alternate shall be deemed to be the vote of the relevant Director. No Director may retract the vote of any duly appointed alternate on behalf of such Director after the close of the meeting at which such vote is made. In the event that the Director who appointed an alternate attends a meeting, the appointment of such alternate shall be ineffective for such meeting, and the alternate shall have no right to be present or to participate in that meeting.

(c) Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Directors participating in such meeting can communicate with and hear one another.

(d) Every act or decision done or made by a majority of the Directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors.

5.4 Waiver of Notice; Consent to Meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents and approvals shall be filed with the Company’s records and made a part of the minutes of the meeting.

5.5 Action by Board of Directors Without a Meeting. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all the Directors authorized to vote shall individually or collectively consent in writing to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the Board of Directors. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

5.6 Committees and Subcommittees. The provisions of this Article 5 shall also apply, with necessary changes in points of detail, to committees and subcommittees of the Board of Directors, if any, and to actions by such committees or subcommittees (except for the first sentence of Section 5.2, which shall not apply, and except that special meetings of a committee or subcommittee may also be called at any time by any two members of the committee or subcommittee), unless otherwise provided by this Agreement or by the resolution of the Board of Directors designating such committee or subcommittee. For such purpose, references to the Directors collectively shall be deemed to refer to each such committee or subcommittee, and references to “Directors” shall be deemed to refer to members of the committee or subcommittee.

ARTICLE 6

OFFICERS

6.1 General. Subject to the provisions of the Act and the Certificate, the Board of Directors may determine from time to time to appoint one or more individuals who shall be termed officers of the Company. Each officer shall hold his respective office at the pleasure of the Board of Directors. Except otherwise specifically provided for below, an officer need not be a Member or Director of the Company, and any number of offices may be held by the same person. The officers of the Company shall be a chief executive officer, a president, a secretary and a treasurer. The Company may also have, at the discretion of the Board of Directors, one or more vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be designated from time to time by the Board of Directors.

6.2 Appointment and Removal. The officers shall be appointed by the Board of Directors. Each officer, including an officer elected to fill a vacancy, shall hold office until his successor is elected, except as otherwise provided by the Act or the Certificate, unless earlier removed pursuant to this Section 6.2. Any officer may be removed, with or without cause, at any time by the affirmative vote of a majority of the authorized number of Directors, unless (1) there are only two Directors in which case unanimity shall be required, or (2) there is only one Director, in which case a written consent signed by such Director shall be the valid act of the Board of Directors to remove any officer.

6.3 Chief Executive Officer. The chief executive officer (the “CEO”) shall have all of the powers which are ordinarily inherent in the office of the chief executive officer of a corporation, and he shall have such further powers and shall perform such further duties, as may be prescribed for him by the Board of Directors. He shall, subject to the oversight and control of the Board of Directors, have general supervision, direction and control of the business and affairs of the Company and its officers and shall see that all orders and resolutions of the Board of Directors are carried into effect.

6.4 President. The president shall, perform such duties and have such powers as may from time to time be prescribed for such person by the Board of Directors or the CEO. Unless the Board of Directors or the CEO has designated another officer to do so, the President shall, in the event of the absence, disability or refusal to act of the CEO, perform the duties of the CEO, and when so acting, shall have the powers of and be subject to all the restrictions upon the CEO. In the absence, disability or refusal to act of the president, the officer designated by Board of Directors or the CEO, shall perform all of the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president.

6.5 Vice Presidents. The vice presidents (as the case may be) shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the CEO or the president or by this Agreement or by the Board of Directors.

6.6 Secretary. The secretary shall keep or cause to be kept at the principal executive office of the Company, or such other place as the president may order, a book of minutes of all proceedings of the Member and of the Board of Directors, with the time and place of holding, whether regular or special, and if special how authorized, the notice thereof given, the names of those present and the number of votes present or represented at the Member’s or Board of Directors meetings. The secretary shall keep or cause to be kept at the principal executive office a record of the Member showing its name and its address, Capital Contribution, if any, and Percentage Interests. The secretary or an assistant secretary, or, if they are absent or unable or refuse to act, any other officer of the Company, shall give or cause to be given notice of all the meetings of the Member required by the Agreement or by law to be given, and he shall keep the seal of the Company, if any, in safe custody and shall have such other powers and perform such other duties as may be prescribed by the CEO or by this Agreement or by the Board of Directors.

6.7 Assistant Secretaries. It shall be the duty of the assistant secretaries to assist the secretary in the performance of his duties and generally to perform such other duties as may be delegated to them by the president or by this Agreement or by the Board of Directors.

6.8 Treasurer. The treasurer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company. He shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same only in such manner as the CEO, the chief financial officer (the “CFO”), if one is appointed, or the appropriate officers of the Company may from time to time determine, shall render to the CEO or CFO, whenever he requests it, an account of all his transactions as treasurer and of the financial condition of the Company, and shall perform such further duties as the CEO or CFO or this Agreement or the Board of Directors may prescribe.

6.9 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agents, notwithstanding any provision hereof.

6.10 Assistant Treasurers. It shall be the duty of the assistant treasurers to assist the treasurer in the performance of his duties and generally to perform such other duties as may be delegated to them by the president or by this Agreement or by the Board of Directors.

ARTICLE 7

CAPITAL CONTRIBUTIONS

7.1 Capital Contributions. The Member shall not be obligated to make capital contributions to the Company. The Member owns the percentage of membership interests in the Company as set forth on Schedule 1. The Member shall amend Schedule 1 upon the admission of an additional Member. The Member may loan funds to the Company on such terms and conditions as the Member may desire. All capital contributions and loans made by the Member and any future Members shall be recorded on the books and records of the Company.

7.2 Additional Capital Contributions. The Member may make additional Capital Contributions in cash, property, services or promissory notes. Upon such contribution by the Member, or upon the admission of a new Member in accordance with this Agreement and the Act, Schedule 1 shall be adjusted.

7.3 No Interest on Capital Contributions. No interest shall be payable on or with respect to the Capital Contributions or capital account of the Member.

ARTICLE 8

TAX MATTERS AND DISTRIBUTIONS

8.1 Distributions.

8.1.1 Subject to the reasonably anticipated business needs and opportunities of the Company and to any restrictions under applicable law (including any obligation to withhold and remit any amounts to any governmental authority), the Board of Directors may resolve from time to time to distribute cash or other property to the Member.

8.1.2 To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to the Member, the Company may withhold such amounts and make such tax payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member.

ARTICLE 9

TERM AND DISSOLUTION

9.1 Term. Except as provided in Section 9.2 hereof or as otherwise expressly required by the Act, the existence of the Company shall be perpetual.

9.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following: the affirmative vote of the Member; the bankruptcy of the Member; and as otherwise required by the Act.

9.3 Liquidation. Upon the occurrence of an event of dissolution as provided for in Section 9.2 of this Agreement, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Board of Directors, or if there be no Director then the Member, shall appoint a liquidator (who may, but need not, be a Director) who shall have sole authority and control over the winding up and liquidation of the Company’s business and affairs and shall diligently pursue the winding up and liquidation of the Company. As soon as practicable after his appointment, the liquidator shall cause to be filed a statement of intent to dissolve as required by Section 18-203 of the Act.

9.4 Liabilities. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”).

9.5 Settling of Accounts. Subject to any contrary requirement of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows: (i) first, to pay all expenses of liquidation and winding up; (ii) second, to pay all debts, obligations and liabilities of the Company, in the order of priority as provided by law, other than debts owing to the Members or on account of Member’s contributions; (iii) third, to pay all debts of the Company owing to a Member; and (iv) to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserves at the end of such reasonable time, then such remaining funds shall be distributed by the Company pursuant to Section 9.6.

9.6 Distribution of Proceeds. Subject to any contrary requirements of the Act, upon final liquidation of the Company but not later than the Distribution Date, the net proceeds of liquidation remaining following the settling of accounts in accordance with Section 9.5 hereof shall be distributed to the Member. In the event the Company has more than one Member, then such distribution shall be made to the Members in proportion to their relative Percentage Interests.

9.7 Certificate of Cancellation. Upon dissolution and liquidation of the Company, the liquidator shall cause to be executed and filed with the Secretary of State of the State of Delaware, a certificate of cancellation in accordance with Section 18-203 of the Act.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification: Proceeding Other Than by Company. The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was an officer, Director, Member, employee or agent of the Company, or is or was serving at the request of the Company as a member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with the action, suit or proceeding if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company, and that, with respect to any criminal action or proceeding, such Person had reasonable cause to believe that such Person’s conduct was unlawful.

10.2 Indemnification: Proceeding by Company. The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was an officer, Director, Member, employee or agent of the Company, or is or was serving at the request of the Company as a member, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such Person in connection with the defense or settlement of the action or suit if such Person acted in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Company. Indemnification may not be made for any claim, issue or matter as to which such a Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

10.3 Repeal or Modification. Any repeal or modification of this Article 10 by the Members of the Company shall not adversely affect any right of an officer, Director or Member of the Company existing hereunder at the time of such repeal or modification.

ARTICLE 11

MISCELLANEOUS

11.1 Amendments. This Agreement may be amended only by the affirmative vote of the Member. Any such amendment shall be in writing and duly executed. The Certificate may only be amended by the affirmative vote of the Member. Any such amendment shall be in writing, and shall be executed and filed in accordance with Section 18-202 of the Act.

11.2 Representation of Shares of Companies or Interests in Other Entities. The Board of Directors is authorized to vote, represent and exercise on behalf of this Company all rights incident to any and all shares of any other company or companies, or any interests in any other entity, standing in the name of this Company. The authority herein granted to the Board of Directors to vote or represent on behalf of this Company any and all shares held by this Company in any other company or companies, or any interests in any other entity, may be exercised either by the Board of Directors in person or by any other Person authorized so to do by proxy or power of attorney duly executed by the Board of Directors.

11.3 Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings.

11.4 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

11.5 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, without regard to Delaware choice of law provisions.

11.6 Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement shall be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular. Unless otherwise specified, references to Sections or Certificate are to the Sections or Certificate in this Agreement. Unless the context otherwise requires, the term “including” shall mean “including, without limitation”.

11.7 Delaware Limited Liability Company Act Prevails. Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the Act and the Delaware General Corporation Law shall govern the construction of this Agreement; provided, however, that in the event of any inconsistency between such laws, the provisions of the Act shall prevail.

11.8 Severability. If one or more provisions of this Agreement are held by a proper court to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, shall be severed herefrom, and the balance of this Agreement shall be enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the sole Member of the Company does hereby execute, adopt and approve this Amended and Restated Limited Liability Company Agreement effective as of March 21, 2012

Cellu Tissue Holdings, Inc.,
a Delaware corporation

By:	/s/ Michael S. Gadd
Name:	Michael S. Gadd
Title:	Senior Vice President, General Counsel and Corporate Secretary

SCHEDULE 1

NAME, ADDRESS AND CONTRIBUTION OF THE MEMBER

Name and Address	Capital Contribution and Percent Interest
Cellu Tissue Holdings, Inc.	Capital Contribution: $1,000
601 West Riverside, Suite 1100	Percentage Interest: 100%
Spokane, Washington 99201

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SCHEDULE 2

DIRECTORS

1.	Gordon L. Jones

601 W. Riverside Ave., Suite 1100

Spokane, WA 99201

2.	Linda K. Massman

601 W. Riverside Ave., Suite 1100

Spokane, WA 99201

3.	Michael S. Gadd

601 W. Riverside Ave., Suite 1100

Spokane, WA 99201

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